EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-43536, 333-107245, 333-75314, 333-126991, 333-126993, 333-151997) pertaining to the Employee Stock Purchase Plan, 2000 Equity Incentive Plan, and 2005 Stock Incentive Plan of American Medical Systems Holdings, Inc. of our report dated February 26, 2009 except for Note 1, as to which the date is August 4, 2009, with respect to the consolidated financial statements and schedule listed in Item 15 of American Medical Systems Holdings, Inc., included in the Current Report on Form 8-K dated August 4, 2009 and our report dated February 26, 2009 with respect to the effectiveness of internal control of American Medical Systems Holdings, Inc., included in its Annual Report (Form 10-K) for the year ended January 3, 2009, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Minneapolis, Minnesota
February 26, 2009, except for
Note 1, which is as of August 4, 2009.